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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): June 1, 2007

                                MONSANTO COMPANY
             (Exact name of registrant as specified in its charter)

         Delaware                     001-16167             43-1878297
(State or other jurisdiction of  (Commission File Number) (IRS Employer
       incorporation)                                    Identification No.)

              800 North Lindbergh Boulevard
                   St. Louis, Missouri                          63167
         (Address of principal executive offices)             (Zip Code)


                                 (314) 694-1000
               Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 2.01.  Completion of Acquisition or Disposition of Assets.

     Effective as of June 1, 2007, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of August 14, 2006 (the "Merger Agreement"), by and among Monsanto Company ("Monsanto"), Monsanto Sub, Inc., a wholly-owned subsidiary of Monsanto ("Merger Sub"), and Delta and Pine Land Company ("Delta"), Merger Sub was merged with and into Delta, with Delta continuing as the surviving corporation and a wholly-owned subsidiary of Monsanto (the "Merger"). By virtue of the Merger, each issued and outstanding share of common stock of Delta (including any preferred stock purchase rights associated therewith) and each issued and outstanding share of Series M Convertible Non-Voting Preferred Stock of Delta (excluding, in each case, all shares held by Delta as treasury stock, Dissenting Shares (as defined in the Merger Agreement) and any shares held by Monsanto or any subsidiary of Monsanto) were canceled and converted into the right to receive $42.00 in cash without interest. Upon the closing of the Merger, Monsanto deposited an aggregate of approximately $1.5 billion in cash with JPMorgan Chase Bank, N.A., as exchange agent, for further payment to the former stockholders of Delta.

     Monsanto and its affiliates are party to numerous commercial arrangements with Delta and its affiliates, including arrangements pursuant to which Monsanto or affiliates thereof license certain gene technology to Delta and its affiliates. Monsanto and Delta have also been parties to certain litigation and arbitration proceedings arising out of a variety of matters, including the merger contemplated by that certain Agreement and Plan of Merger, dated as of May 8, 1998, by and among Pharmacia Corporation (f/k/a Monsanto Company), Delta and the other party named therein. Certain litigation and arbitration proceedings between Monsanto and Delta were stayed or dismissed in connection with the execution and delivery of the Merger Agreement. Upon or promptly following the closing of the transactions contemplated by the Merger Agreement, all such litigation and arbitration proceedings were or will be, as applicable, terminated in their entirety.

     In connection with the consummation of the transactions contemplated by the Merger Agreement, Monsanto entered into an agreement with the United States Department of Justice (the "Consent Decree"). Pursuant to the terms of the Consent Decree, Monsanto agreed to, among other things, (i) divest the United States cotton seed business acquired by Monsanto in 2005, including the Stoneville(R) and NexGen(TM) brands, along with substantially all the United States assets acquired in that transaction; and (ii) operate Delta's business independently of Monsanto's other businesses until the United States Department of Justice has approved the divestitures of the Stoneville and NexGen businesses referred to in the Consent Decree, which are summarized therein. A copy of the Consent Decree can be accessed through the website of the United States Department of Justice located at www.usdoj.gov.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     In connection with the consummation of the transactions contemplated by the Merger Agreement, Monsanto borrowed an aggregate of $1.5 billion pursuant to the terms of a Promissory Note (the "Promissory Note"), dated June 1, 2007. Monsanto used all of the net proceeds from the borrowing under the Promissory Note to fund, in part, the consideration payable to the former stockholders of Delta pursuant to the terms of the Merger Agreement. The balance of the consideration payable by Monsanto to the former stockholders of Delta pursuant to the terms of the Merger Agreement was paid from Monsanto's available cash balances.

     The Promissory Note was scheduled to mature on June 15, 2007, and Monsanto was permitted to prepay the indebtedness outstanding thereunder at any time without penalty or premium. In accordance with the terms of the Promissory Note, on June 5, 2007, Monsanto elected to prepay the entire principal amount outstanding under the Promissory Note, together with all accrued and unpaid interest thereon. The repayment of the indebtedness outstanding under the Promissory Note was funded by Monsanto through borrowings under its existing commercial paper program. As of June 5, 2007, the weighted average interest rate of the commercial paper that was issued in connection with this repayment was 5.35% (including dealer compensation), and the weighted average maturity was 63 days.

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 6, 2007

                                      MONSANTO COMPANY



                                      By:  /s/ Sonya M. Davis
                                           -------------------------------------
                                           Name:  Sonya M. Davis
                                           Title: Assistant Secretary



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